KPMG

KPMG LLP
Chartered Accountants
Bay Adelaide Centre
Suite 4600
333 Bay Street
Toronto, Ontario M5H 2S6

Telephone (416) 777-8500
Fax (416) 777-8818
Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tucows Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-12279, 333-37545, 333-61181, 333-30342, 333-74010, 333-106961, 333-140985, 333-169848, 333-207863) on Form S-8 and the Registration Statement (No. 333-125843) on Form S-1 of Tucows Inc., of our reports dated March 7, 2017, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2016 and December 31, 2015, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Tucows Inc.

Our report dated March 7, 2017 on the consolidated financial statements of the Company refers to note 2(s) to the consolidated financial statements which indicates that the comparative information presented for the year ended December 31, 2015 has been adjusted to reflect the retrospective adoption of a new accounting policy.

KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto Canada
March 7, 2017